Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of March 22, 2018, is by and between Kagoshima Shinsangyo Sousei Investment Limited Partnership and Kagoshima Development Co. Ltd. (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission pursuant to Sections 13(g) or 13(d) of the Securities and Exchange Act of 1934, as amended (the “Act”), a statement on Schedule 13D or Schedule 13G with respect to Ordinary Shares of WAVE Life Sciences Ltd. beneficially owned by them from time to time. The undersigned acknowledge and agree that the foregoing statement on Schedule 13D or 13G, as appropriate, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D or 13G, as appropriate, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be terminated by mutual agreement of the Filers at any time.

Dated: March 22, 2018	Kagoshima Shinsangyo Sousei Investment Limited Partnership

By: Kagoshima Development Co. Ltd., its General Partner

	By:	/s/ Satoru Motomura
Name: Satoru Motomura
Its: Representative Director

Dated: March 22, 2018	Kagoshima Development Co. Ltd.

	By:	/s/ Satoru Motomura
Name: Satoru Motomura
Its: Representative Director